Exhibit 10.7

Form of Non-statutory Stock Option Agreement for Employees in Italy

1)              Grant of Option.  This agreement evidences the grant by Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), to the undersigned employee of Cubist Pharmaceuticals GmbH (the “Participant”) of an option to purchase the number of shares (the “Shares”) of Cubist common stock (“Common Stock”) set forth in the [DATE] equity incentive award notice provided to the Participant by the Participant’s manager at an exercise price equal to the closing price of Cubist’s common stock on [DATE] (the “Grant Date”).  Unless earlier terminated, the option shall expire on the tenth anniversary of the Grant Date (the “Final Exercise Date”).  The option is governed by Cubist’s 2010 Equity Incentive Plan (the “2010 Plan”).  The option will become exercisable in equal quarterly installments over the four-year period commencing on the Grant Date.  The option shall expire upon, and will not be exercisable after, the earlier of the Final Exercise Date or the earlier termination of the option under the 2010 Plan.

2)              Form of Exercise of Option.  Notwithstanding the option exercise provisions of the 2010 Plan, each election to exercise the option set forth in Section 1(a), and any options previously received from Cubist, must be effected through Cubist’s captive equity plan broker (currently, Bank of America Merrill Lynch) utilizing a cashless exercise process.

3)              Provisions of the Plan.  Copies of the 2010 Plan, and related Prospectus, have been furnished to the Participant and are available on Cubist’s intranet site, to which the Participant has access.

IN WITNESS WHEREOF, Cubist has caused this agreement to be executed by its duly authorized officer.

Cubist Pharmaceuticals, Inc.

Dated: XXXXX	By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of this agreement.

PARTICIPANT:

Name:

Date: